UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2007
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, Suite 1500 Atlanta, Georgia		30326

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On May 15, 2007, Novelis Inc. (the “Company”) was acquired by Hindalco Industries Ltd. (“Hindalco”) through an indirect wholly-owned subsidiary pursuant to a Canadian court-approved plan of arrangement. Upon the consummation of the arrangement, the following directors of the Company resigned from the Board of Directors: William T. Monahan, Edward Blechschmidt, Charles G. Cavell, C. Roberto Cordaro, Helmut Eschwey, David J. FitzPatrick, Suzanne Labarge, Patrick Monahan, Sheldon Plener, Rudolf Rupprecht, Kevin M. Twomey, and Edward V. Yang. Mr. William Monahan also resigned in his capacity at Chairman of the Board, and Mr. Blechschmidt also resigned in his capacity as Acting Chief Executive Officer.
     Immediately following the arrangement, Novelis also announced that its new Board of Directors would consist of the following directors:
     Kumar Mangalam Birla: Mr. Birla, age 40, is the Chairman of the board of directors of Hindalco and was elected as the Chairman of the board of directors of Novelis. Mr. Birla also serves as Chairman of several other companies that are members of the Aditya Birla group of companies, including Aditya Birla Management Corporation Ltd. which provides certain management services to the group companies.
     Debnarayan Bhattacharya: Mr. Bhattacharya, age 58, is Managing Director of Hindalco and Director of Aditya Birla Management Corporation Limited. Mr. Bhattacharya serves on the Audit and Compensation Committees of the Company’s board of directors.
     Askaran K. Agarwala: Mr. Agarwala, age 73, is a former Director of Hindalco and currently Chairman of the Business Review Council of the Aditya Birla Group. Mr. Agarwala serves on the Compensation Committee of the Company’s board of directors.
     Clarence Chandran: Mr. Chandran, age 58, has been a director of the Company since 2005 and also serves as Chairman of the Chandran Family Foundation Inc. and the Conros Corporation. Mr. Chandran serves on the Compensation and Audit Committees of the Company’s board of directors, and acts as the Chairman of the Compensation Committee.
     Donald A. Stewart: Mr. Stewart, age 60, is Chief Executive Officer and a Director of Sun Life Financial Inc. and Sun Life Assurance Company of Canada. Mr. Stewart serves on the Audit Committee of the Company’s board of directors and acts as its Chairman.
     Each of the Company’s new directors has entered into an indemnification agreement, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. Each director will receive $150,000 per year for serving on the Company’s board (as well as reimbursement for all travel expenses relating to board meetings), except in the case of the Chairman of the Board, who will receive $250,000 per year, the Chairman of the Audit Committee, who will receive $175,000 per year, and members of any committee of the Board, who will receive $155,000 per year.
     The Company’s board of directors held a meeting immediately following the consummation of the arrangement and appointed Martha Brooks as President and Chief Operating Officer and Steve Fisher as Chief Financial Officer of the Company.
     Ms. Brooks, age 46, previously served as Chief Operating Officer of the Company before the Hindalco acquisition. She previously joined Alcan as the President and Chief Executive Officer of Alcan’s Rolled Products Americas and Asia business group in August 2002. Ms. Brooks led three of Alcan’s business units, namely North America, Asia and Latin America. Prior to joining Alcan, Ms. Brooks was the Vice President, Engine Business, Global Marketing and Sales at Cummins Inc., a global leader in the manufacture of electric power generation systems, engines and related products. She was with Cummins Inc. for 16 years, where she held a variety of positions in strategy, international business development, marketing and sales, engineering and general management. Ms. Brooks is a member of the board of directors of International Paper Company, a member of the Board of Trustees of Manufacturers Alliance, a director of Keep America Beautiful and a Trustee of the Hathaway Brown School. Ms. Brooks holds a B.A. in Economics and Political Science and a Masters of Public and Private Management specializing in international business from Yale University. The terms of Ms. Brooks’ employment arrangement have not yet been settled. This information will be filed in an amendment to this Form 8-K once finalized.
     Steve Fisher, age 36, previously served as Vice President, Strategic Planning and Corporate Development before the Hindalco acquisition and was responsible for formulating the corporate strategy and originating and executing corporate mergers and acquisition transactions, as well as potential divestiture of non-core assets. Mr. Fisher served as Vice President and Controller for TXU Energy, the non-regulated subsidiary of TXU Corp. at its headquarters in Dallas, Texas from July 2005 to February 2006. Prior to joining TXU Energy, Mr. Fisher served in various senior finance roles at Aquila, Inc., including Vice President, Controller and Strategic Planning, from 2001 to 2005. Mr. Fisher is a graduate of the University of Iowa in 1993, where he earned a B.B.A. in Finance and Accounting. He is a certified public accountant. The terms of Mr. Fisher’s employment arrangement have not yet been settled. This information will be filed in an amendment to this Form 8-K once finalized.
     Mr. Fisher replaced Rick Dobson as Chief Financial Officer on May 15, 2007. Mr. Dobson will remain with the Company in an advisory role during a transition period. The terms of Mr. Dobson’s advisory and departure agreement have not yet been settled. This information will be filed in an amendment to this Form 8-K once finalized.

Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits
10.1	Form of Indemnity Agreement between Novelis Inc. and Members of the Board of Directors of Novelis Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: May 21, 2007
	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
Secretary

Exhibit Index

Exhibit
Number	Description
10.1	Form of Indemnity Agreement between Novelis Inc. and Members of the Board of Directors of Novelis Inc.